EX 99.28(h)(3)(ii)

Amendment to
Amended and Restated Transfer Agency Agreement
Between JNL Investors Series Trust and Jackson National Asset Management, LLC

This Amendment is by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”).

Witnesseth

Whereas, the Trust and JNAM entered into an Amended and Restated Transfer Agency Agreement (“Agreement”) dated February 28, 2012.

Whereas, under the terms of the Agreement, JNAM renders certain transfer agency and other services to units of beneficial interest in separate funds (“Funds”) of the Trust and the owners of record thereof.

Whereas, the Board of Trustees of the Trust has approved the addition of the JNL/PPM America Low Duration Bond Fund (“New Fund”) to the Trust.

Whereas, the parties have agreed to amend Exhibit A of the Agreement to add the New Fund thereto.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Exhibit A to the Agreement is hereby deleted and replaced in its entirety with Exhibit A dated September 16, 2013, attached hereto.

In Witness Whereof, the parties have caused this Amendment to be executed as of June 26, 2013, dated as of September 16, 2013.

Attest:	JNL Investors Series Trust

/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
Norma. M. Mendez	Name:	Kristen K. Leeman
	Title:	Assistant Secretary

Attest:	Jackson National Asset Management, LLC

/s/ Norma M. Mendez	By:	/s/ Mark D. Nerud
Norma M. Mendez	Name:	Mark D. Nerud
	Title:	President and CEO

Exhibit A
Dated September 16, 2013

Funds
JNL/PPM America Low Duration Bond Fund – Class A
JNL/PPM America Total Return Fund – Class A
JNL Money Market Fund – Class A

A-1